Exhibit 4.4
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of July 9, 2021, is entered into by and among Luminar Technologies, Inc., a Delaware corporation (the “Purchaser”), and each of the Persons listed on Exhibit A hereto (each, a “Seller” and collectively, the “Sellers”), and William D. Waters, solely in his/her capacity as the Seller Representative. Certain capitalized terms are defined in Exhibit B.
RECITALS
WHEREAS, pursuant to a certain Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), the Sellers will sell to the Purchaser, and the Purchaser will acquire from each Seller, all of the issued and outstanding shares of the common stock, $0.01 par value per share of Optogration, Inc., a Delaware corporation, for the Shares as set forth in the Purchase Agreement and subject to the terms herein;
WHEREAS, the Sellers and the Company hereby agree that this Agreement will govern the registration rights of the Shares; and
WHEREAS, capitalized terms used in this Agreement but not defined herein will have the same meanings ascribed to such terms in the Purchase Agreement.
NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows:
1.Resale Registration Shelf Registration.
(a)Procedures and Expenses.
(i)No later than five Business Days following the date hereof (the “Filing Date”), the Purchaser will file with the SEC a registration statement (together with the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and material incorporated by reference in such registration statement, the “Registration Statement”) on Form S-1 covering the resale of all Registrable Securities; provided, however, that, Purchaser’s obligation to include the Registrable Securities of any particular Seller in the Registration Statement will be expressly conditioned upon Purchaser’s prior receipt of information and materials regarding such Seller as specified in Section 1(a)(xii).
(ii)The Purchaser will use its commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable and in any event within the earlier of: (i) 30 days following the Filing Date and (ii) five Business Days after the date the Company receives written notification from the SEC that the Registration Statement will not be reviewed (or, in the event the staff of the SEC (“Staff”) reviews and has written comments to the Registration Statement, within 90 days following the Filing Date) (the earlier of the foregoing or the applicable date set forth in Section 1(a)(ix), the “Effectiveness Deadline”), such efforts to include, without limiting the generality of the foregoing, preparing and filing with the SEC any financial statements or other information that is required to be filed prior to the effectiveness of such Registration Statement.
(iii)Not less than three Trading Days prior to the filing of the Registration Statement or any related prospectus or any amendment or supplement thereto, the Purchaser will furnish via email to the Seller Representative copies of all such documents proposed to be filed, which documents (other than any document that is incorporated or deemed to be incorporated by reference therein) will be subject to the review of the Seller Representative. The Purchaser will reflect in each such document when so filed with the SEC such comments regarding the Sellers and the plan of distribution as the Seller Representative may reasonably and promptly propose no later than two Trading Days after the Seller Representative has been so furnished with copies of such documents as aforesaid.
(iv)The Purchaser will promptly prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective and free from any material misstatement or omission to state a material fact therein until termination of such obligation as provided in Section 1(d) below, subject to the Purchaser’s right to suspend pursuant to Section 1(b). Further, the Purchaser covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and will take such further action as the holders thereof may reasonably request, all to the extent required from time to time to enable such holders to sell such Purchaser Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.
(v)The Purchaser will furnish to the Sellers such number of copies of prospectuses in conformity with the requirements of the Securities Act and such other documents as the Sellers may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Securities by the Sellers.
(vi)The Purchaser will file such documents as may be required of the Purchaser for securities law clearance for the resale of the Registrable Securities in such states of the United States as may be reasonably requested by the Sellers and use its commercially reasonable efforts to maintain such blue sky qualifications during the period the Purchaser is required to maintain effectiveness of the Registration Statement; provided, however, that the Purchaser will not be required in connection with this Section 1(a)(vi) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.
(vii)Upon notification by the SEC that the Registration Statement will not be reviewed or is not subject to further review by the SEC, the Purchaser will within three Trading Days following the date of such notification request acceleration of such Registration Statement (with the requested effectiveness date to be not more than two Trading Days later).
(viii)Upon notification by the SEC that that the Registration Statement has been declared effective by the SEC, the Purchaser will file the final prospectus under Rule 424 of the Securities Act within the applicable time period prescribed by Rule 424.
(ix)The Purchaser will advise the Seller Representative promptly (and in any event within two Trading Days thereof):
(A)of the effectiveness of the Registration Statement or any post-effective amendments thereto;
(B)of any request by the SEC for amendments to the Registration Statement or amendments to the prospectus or for additional information relating thereto;

(C)of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities SEC of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes; and
(D)of the existence of any fact or the happening of any event that makes any statement of a material fact made in the Registration Statement, the prospectus and amendment or supplement thereto, or any document incorporated by reference therein, untrue, or that requires the making of any additions to or changes in the Registration Statement or the prospectus in order to make the statements therein not misleading.
(x)The Purchaser will cause all Shares to be listed on each securities exchange, if any, on which equity securities by the Purchaser are then listed.
(xi)The Purchaser will bear all expenses in connection with the procedures in paragraphs (i) through (x) of this Section 1(a) and the registration of Registrable Securities on such Registration Statement and the satisfaction of the blue sky laws of such states.
(xii)Each Seller will furnish to the Purchaser such information regarding such Seller, the Registrable Securities held by such Seller and the offer and sale or other distribution proposed by such Seller as Purchaser may reasonably request and as will be required in connection with any registration, qualification or compliance contemplated by this Section 1 (including, for the avoidance of doubt, as may be required under Applicable Laws in order to permit Purchaser to comply with all applicable requirements of the Securities Act and the Exchange Act in connection with the registration of all Registrable Securities held by such Seller under the Securities Act).
(b)Prospectus Suspension. Each Seller acknowledges that there may be times when the Purchaser must suspend the use of the prospectus forming a part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by the Purchaser and declared effective by the SEC, or until such time as the Purchaser has filed an appropriate report with the SEC pursuant to the Exchange Act. Each Seller hereby covenants that it will not sell any Registrable Securities pursuant to said prospectus during the period commencing at the time at which the Purchaser gives the Sellers notice of the suspension of the use of said prospectus and ending at the time the Purchaser gives the Sellers notice that the Sellers may thereafter effect sales pursuant to said prospectus; provided, however, that such suspension periods will in no event exceed 90 days in any 12 month period.
(c)Termination of Obligations. The obligations of the Purchaser pursuant to Section 1(a) hereof will cease and terminate, with respect to any Registrable Securities, upon the earlier to occur of (a) such time as such Registrable Securities have been resold, (b) such time as such Registrable Securities are eligible to be sold pursuant to Rule 144 under the Securities Act without any limitation as to volume of sales, and without the Seller needing to comply with any method of sale requirements or notice requirements under Rule 144, or (c) such time as such Registrable Securities will cease to be outstanding following their issuance.
(d)Limitation on Assignment of Registration Rights. The registration rights of each Seller under this Section 1 may not be assigned by a Seller to any other Person unless such a transfer is pursuant to a transfer of Registrable Securities (i) by will or intestate succession, (ii) to a trust upon death, (iii) to an Affiliate of such Seller (provided that there is no change in beneficial ownership), which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company or (iv) with the prior written consent of Purchaser. Prior to a permitted transfer of rights under this Section 1 (or, with respect to assignments contemplated by clauses (i) and (ii) of the prior sentence, within a reasonable time following such assignment), Seller must furnish Parent with written notice of the name and address of such transferee and the Registrable Securities with respect to which such registration rights are being assigned and a copy of a duly executed written instrument in form reasonably satisfactory to Purchaser by which such transferee assumes all of the obligations and liabilities of its transferor hereunder and agrees itself to be bound hereby. No transfer of rights under this Section 1 will be permitted if, immediately following such transfer, the offer and sale or other disposition of Registrable Securities by the transferee is not restricted under the Securities Act.
(e)Rule 144. The Shares will be deemed to have been acquired by the Sellers at the Closing as provided in Rule 144(d)(3)(iii), thus starting the applicable Rule 144 holding period. The Shares issued pursuant to the Purchase Agreement will be deemed restricted shares as defined in Rule 144(a)(3) of the Securities Act and will be subject to certain resale restrictions, including a six-month holding period from the Closing, at which time the holders thereof may request the Rule 144 restrictions be removed, and Purchaser agrees to take such action reasonably requested by the holders thereof to authorize the removal of any restricted legends and/or other restrictions on the Purchaser Common Stock, including, if required, an opinion of the Purchaser’s general counsel; provided, however, that in the event Purchaser’s general counsel does not respond and fulfill a request for an opinion from any such holder within five Business Days, such holder may select an alternative counsel reasonably acceptable to Purchaser to provide such opinion, and, in each case, the costs of such opinion will be borne by Purchaser.
2.Seller Indemnification Relating to Registration Statement. From and after the Closing (and with respect to clause (b) below, to the extent permitted by law) and in no way limiting the remedy set forth in Section 5.06 of the Purchase Agreement, the Purchaser will indemnify and hold harmless each Seller, each of its Affiliates and each of their respective Representatives (collectively, the “Seller Indemnitees”) from and against, and will compensate and reimburse each of the Seller Indemnitees for:
(a)any Damages which are suffered or incurred by such Seller Indemnitee (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with the nonfulfillment, nonperformance or other breach of any covenant of the Purchaser contained in Section 1, in any provision of the Purchase Agreement or in any document delivered pursuant hereto or thereto; and
(b)any Damages to which any Seller Indemnitee may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such Damages (or any action in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by an indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
The Seller Representative will promptly notify the Purchaser if it determines in good faith that (x) any Seller Indemnitee has a bona fide claim for indemnification pursuant to this Section 2 and (y) the anticipated amount of Damages, to the extent that such amount can be reasonably quantified or estimated. The Purchaser and the Seller Representative will cooperate in good faith to mutually agree on the final amount of Damages to be indemnified hereunder. If no such resolution can be reached during the 30-day period following the receipt of such notice (or such longer period as such parties may subsequently agree), then either party may bring suit to resolve the objection in accordance with Section 4. For the avoidance of doubt, the foregoing will not limit any Seller Indemnitee from commencing any action against the Purchaser under this Section 2 prior to such 30-day notice period. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. The Purchaser will pay to each such Seller Indemnitee such amount of Damages as finally determined in accordance with the Purchase Agreement; provided, however, that the indemnity contained in Section 2(b) will not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Purchaser, which consent will not be unreasonably withheld, nor will the Purchaser be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Seller expressly for use in connection with such registration. The maximum aggregate liability of the Purchaser will be limited to either (1) (i) with respect to Section 2(a), the aggregate Deemed Value of the Shares issued or issuable the Purchase Agreement, and (ii) with respect to Section 2(b), the aggregate Deemed Value of the Shares that are actually issued the Purchase Agreement, plus, in each case, (2) the Sellers’ costs and expenses (including reasonable attorneys’ fees) actually incurred to enforce the Sellers’ rights under this Section 2.
3.Purchaser Indemnification Relating to Registration Statement. From and after the Closing, each Seller, severally and not jointly, will indemnify and hold harmless the Purchaser Indemnitees from and against, and will compensate and reimburse each of the Purchaser Indemnitees for any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such Seller expressly for use in connection with any Registration Statement; provided, however, that in no event shall the aggregate amounts payable by any Seller by way of indemnity or contribution under this Section 3 exceed the proceeds from the offering received by such Seller, except in the case of fraud or willful misconduct by such Seller.
4.Miscellaneous.
(a)Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, will be in writing and will be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon confirmation of delivery when transmitted by electronic mail, (d) upon receipt after dispatch by registered or certified mail, postage prepaid or (e) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:
if to the Purchaser, to:
Luminar Technologies, Inc.
12601 Research Pkwy
Orlando, FL 32826
Attention: Chief Financial Officer
Email: tom@luminartech.com

with a copy to (which will not constitute notice):
12601 Research Pkwy
Orlando, FL 32826
Attention: Al Prescott
Email: al@luminartech.com
and
Orrick, Herrington & Sutcliffe LLP
631 Wilshire Blvd., Ste. 2-c
Santa Monica, CA 90403
Attention: Dan Kim, Matthew Gemello
Email: dkim@orrick.com, mgemello@orrick.com
if to the Seller Representative, to:
William D. Waters
55 Lollypop Lane
Danville, NH 03819
Attention: William D. Waters
Email: william@optogration.com
with a copy to (which will not constitute notice):
Morse, Barnes-Brown & Pendleton, P.C.
480 Totten Pond Road, 4th Floor
Waltham, MA 02541
Attention: Carl Barnes, Peter Cifichiello
Email: cbarnes@morse.law, pcifichiello@morse.law
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.
(b)Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto will be cumulative (and not alternative). The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.
(c)Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(d)Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the transactions contemplated thereby, will be paid by the party incurring such cost or expense.
(e)Binding Effect; Benefit; Assignment. The provisions of this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that the Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time and (b) after the Closing, to any Person; provided, however, that such transfer or assignment will not relieve the Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Purchaser.
(f)Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.
(g)Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 3 will be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(h)Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile will be sufficient to bind the parties to the terms and conditions of this Agreement.
(i)Entire Agreement. This Agreement and the Purchase Agreement (together, the “Transaction Agreements”) constitute the entire agreement between the parties with respect to the subject matter of the Transaction Agreements and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of the Transaction Agreements including, without limitation, that certain Non-Binding Term Sheet dated as of March 31, 2021.
(j)Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

“Purchaser”

Luminar Technologies, Inc., a Delaware corporation

By:	/s/ Thomas Fennimore
Name:	Thomas Fenimore
Title:	Chief Financial Officer
[Counterpart Signature Page(s) follow]
[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

“Seller Representative”

William D. Waters, an individual solely in his capacity as the Seller Representative hereunder

/s/ William D. Waters

William D. Waters

“Sellers”	William Clark, an individual

William D. Waters, an individual	/s/ William Clark

/s/ William D. Waters	William Clark

William D. Waters

Kathleen Sakati, an individual	Kenneth Vaccaro, an individual

/s/ Kathleen Sakati	/s/ Kenneth Vaccaro

Kathleen Sakati	Kenneth Vaccaro

Stephen Spaziani, an individual	Andrew Nelson, an individual

/s/ Stephen Spaziani	/s/ Andrew Nelson

Stephen Spaziani	Andrew Nelson

James Murguia, an individual	Linda Bouthillette, an individual

/s/ James Murguia,	/s/ Linda Bouthillette

James Murguia	Linda Bouthillette
[Signature Page to Registration Rights Agreement]

EXHIBIT A
Sellers

Seller/Address
William R. Clark 3 Drummer Lane Chelmsford, MA 01824
William D. Waters 55 Lollypop Lane Danville, NH 03819
Kenneth Vaccaro 3 Cherry Ridge Road Acton, MA 01720
Linda Bouthillette 45 Lakeview Avenue Tyngsboro, MA 01879
James Murguia 27-2 Wright Road Hollis, NH 03049
Andrew Nelson LLansannor House City, Cowbridge Vale of Glamorgan Wales, UK CF71 7RW
Kathleen Sakati 11 Fairway Drive Hudson, NH 03051
Stephen Spaziani 12 Gary Drive Londonderry, NH 03053

EXHIBIT B
Definitions
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.
“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise
“Business Day” means a day, other than Saturday, Sunday , federal or New York State holiday, or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Closing” means the closing of the transactions contemplated by the Purchase Agreement.
“Damages” include any loss, damage, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature, but excluding special, exemplary or punitive Damages other than as owed to a third party.
“Deemed Value” means the per share value utilized for determining the number of Shares and for the purposes of the Transaction Documents (which number will be subject to adjustment to reflect and account for any stock split, stock dividend, combination, or other recapitalization or reclassification of the Purchaser effected after the date hereof), which is the per share amount assigned to the Shares by agreement of the parties solely for purposes of the Transaction Documents and which, for clarity, the parties agree does not represent the per share fair market value of the Shares.
“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchaser Common Stock” means the Class A common stock, par value $0.0001 per share, of the Purchaser.
“Purchaser Indemnitees” means the Purchaser, each of its Affiliates and each of their respective Representatives.
“Registrable Securities” means, (i) for each Seller, (a) the number of Shares issuable to such Seller at the Closing and (b) the number of Shares issuable to such Seller following the Closing pursuant to the Purchase Agreement and (ii) any securities issued as (or issuable upon the conversion, exercise or exchange of any warrant, right or other security that is issued as) a dividend, stock split, combination or any reclassification, recapitalization, merger, consolidation, exchange or any other distribution or reorganization with respect to, or in exchange for, or in replacement of, the securities referenced in clause (i) above.
“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Shares” means the shares of Purchaser Common Stock issuable under the Purchase Agreement.
“Trading Day” means a day on which the Purchaser Common Stock is traded on the Nasdaq Stock Market.